Exhibit (e)(18)

PLACEMENT AGENT AGREEMENT

THIS PLACEMENT AGENT AGREEMENT ("***Agreement***") is made and entered into as of __05/13___, 2020 (the "***Effective Date***") by and between National Securities Corporation, a Delaware corporation (the "***Placement Agent***"), and Insight Dharma, LLC, a Delaware limited liability company ("***Fund***").

WITNESSETH:

WHEREAS, the Placement Agent is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "***Exchange Act***"), and is a member of the Financial Industry Regulatory Authority ("***FINRA***");

WHEREAS, the Placement Agent has developed, or is developing, or may develop a professional relationship with persons, including those that may be potential investors in the Fund (each, a "***Prospect***" and collectively, the "***Prospects***"); and

WHEREAS, the Fund seeks to retain the Placement Agent to perform solicitation and placement agent services on behalf of the Fund, the Placement Agent is desirous to be so retained by the Fund and to perform such services, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties do hereby agree as follows:

Article I - Services and Compensation

Section 1.1. Appointment. The Fund hereby appoints and retains the Placement Agent to provide marketing and placement agent services for and on behalf of the Fund to Prospects, and the Placement Agent hereby accepts such appointment, each on the terms and conditions set forth herein. The Placement Agent agrees to solicit Prospects solely located in the United States except to the extent otherwise explicitly agreed in advance by the manager of the Fund, Alternative Insight LLC, a Delaware limited liability company (the "***Manager***").

Section 1.2. Services. During the Term (as defined below), the Placement Agent shall use commercially reasonable efforts to perform the following services and such additional services as may reasonably be requested from time to time by the Manager on behalf of the Fund (collectively, the "***Services***"):

(a) The Placement Agent shall from time to time identify and propose Prospects for investment in the Fund, which the Fund may accept or reject in the Manager's sole discretion.

(b) The Placement Agent shall ensure that each Prospect proposed by the Placement Agent is a customer of the Placement Agent with respect to whom the Placement Agent has performed (i) suitability analysis, and (ii) anti-money laundering and "know

your customer" analysis, in each case in accordance with Placement Agent's policies and procedures and applicable Law (as defined below). Without limiting the foregoing, the Placement Agent shall only propose for as Prospects persons that it reasonably believes the Fund and its strategy would be appropriate and suitable, and that the Placement Agent reasonably believes are "accredited investors" within the meaning of Regulation D and that meet the suitability requirements specified from time to time in the Fund's then current confidential Private Placement Memorandum (the "***Memorandum***") and Investor Questionnaire and Subscription Agreement.

(c) The Placement Agent shall provide sufficient information for the Fund and the Manager to determine whether each Prospect is a "governmental entity" (as defined in Rule 206(4)-5 (the "***Pay-to-Play Rule***") under the Investment Advisers Act of 1940 (the "***Advisers Act***")).

(d) The Placement Agent shall only introduce to the Fund Prospects in states in which the Placement Agent is registered and in good standing as a broker-dealer.

(e) Prior to proposing any Prospect for investment in the Fund, the Placement Agent shall make disclosures to such Prospect regarding the Placement Agent's and its affiliates' receipt of compensation in connection with the sale of interests in the Fund to such Prospect, including any portion of any placement fee, management fee and performance-based fee/allocation to be received by the Placement Agent and/or its affiliate in connection with such sale and any ongoing investment in the Fund by such Prospect.

(f) The Placement Agent shall, in coordination with the Manager on behalf of the Fund, provide investor relation and retention services with respect to Prospects that become investors in the Fund. Such services shall include, but not be limited to, attending investor meetings, participating in telephone conferences with investors, sending written and electronic correspondence to investors, attending events with investors, and doing such other acts with respect to investor servicing as may be reasonably requested by the Manager from time to time, all with the purpose of promoting the retention of such Prospects as investors in the Fund. The Placement Agent shall provide periodic updates to the Manager with respect to the Placement Agent's provision of such services.

In performing the Services, the Placement Agent shall act in a manner consistent with the instructions of the Fund from the Manager and at all times comply with all applicable Law, including making any and all additional disclosures as may be required by applicable Law. The term "***Law***" shall mean all rules, regulations, statutes of any government, governmental agency or authority, and/or self-regulatory authority, including without limitation the Pay-to-Play Rule; all applicable federal, state and local anti-bribery, anti-corruption, and privacy laws, rules and regulations; and the rules and regulations of FINRA applicable to the activities of the Placement Agent hereunder.

The Placement Agent understands that the Fund is not registered as an investment company under the Investment Company Act of 1940 and the offering of interests in the Fund is not registered under the Securities Act of 1933, as amended, (the "***Securities Act***"), in reliance upon the safe harbor afforded by of Rule 506 of Regulation D thereunder. Accordingly, the Placement

Agent agrees not take any action, directly or indirectly to cause the offering of interests in the Fund to fail to comply with the requirements of Rule 506 of Regulation D including, without limitation, not causing any public dissemination of the offering of the Fund or any information furnished in connection therewith, including the Memorandum of the Fund. In furtherance of the foregoing, the Placement Agent agrees not to engage in any general solicitation, promotion, offer or sale of the interests in the Fund, including, but not limited to, any advertisement, article, notice, group email or other communication published in any newspaper, magazine, internet or similar media or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Notwithstanding anything in this Agreement to the contrary, nothing herein shall obligate (or be construed to obligate) the Fund to accept as a client or as an investor any Prospect introduced to the Fund pursuant to this Agreement, regardless of such Prospect's qualifications; it being agreed that the acceptance or rejection of Prospects shall be in the sole and absolute discretion of the Manager on behalf of the Fund, and the Fund may at any time terminate the relationship with any Prospect (including by involuntarily redemption from the Fund) that it accepts as a client or investor – all without liability or obligation to the Placement Agent.

Section 1.3. Use of Materials. In providing the Services and performing its obligations to the Fund hereunder, the Placement Agent shall use only such materials and make such representations in connection with the Fund as shall have been expressly approved in advance by Manager; provided, however, that the Placement Agent shall make any and all additional disclosures to the Prospect as may be required by applicable Law and nothing in this Agreement shall prohibit the Placement Agent from making any such required disclosures. The Placement Agent shall not make any representations regarding the Fund, the Manager, the Fund's investment adviser, any employee or affiliate of Manager or of the Fund's investment adviser that are false or misleading or inconsistent with written materials provided to the Placement Agent by the Manager or the Fund's investment adviser for such purpose, including the Fund's Memorandum. Without limiting the foregoing, the Placement Agent agrees not to initiate any advertisement or promotional material bearing the name of the Fund, the Manager or the Fund's investment adviser or any of their employees or affiliates without the specific prior written approval of the Manager on behalf of the Fund.

Section 1.4. Exclusivity. The Fund's engagement of the Placement Agent shall be non-exclusive. During and after the Term, the Fund may retain one or more additional marketing representatives, solicitors, placement agents or any other person, firm or corporation furnishing marketing, solicitation and/or placement agent services relating to the Fund. The Placement Agent's services to the Fund also shall be non-exclusive.

Article II - Term; Termination; Survival.

Section 2.1. This Agreement shall commence upon the Effective Date and shall continue until its termination until terminated as follows (the "***Term***"):

(a) Either party has the right to terminate this Agreement at any time upon five (5) days prior written notice to the other party.

(b) Either party may terminate this Agreement immediately if the other party is in material breach of any of its representations, warranties or covenants in this Agreement.

Section 2.2. Upon any termination of this Agreement, the Placement Agent shall cease all activities and services to the Fund unless otherwise authorized in writing by the Manager on behalf of the Fund. Without limiting the foregoing, the Placement Agent shall not "solicit" (as defined in Rule 206(4)-5(f)(10) under the Advisers Act) any Prospect with respect to Fund or otherwise seek to have any Prospect invest in the Fund from and after the termination of this Agreement.

Section 2.3. Notwithstanding the foregoing, the representations, warranties and agreements of the parties set forth in Articles IV, V and VI and this Section 2.3 shall survive the termination of this Agreement.

Article III - Fees.

Section 3.1. In complete payment and consideration of the Placement Agent providing the Services and performing its other obligations hereunder, the Fund shall compensate the Placement Agent in accordance with the terms and conditions set forth on Schedule A to this Agreement.

Section 3.2. The Placement Agent shall not, without the express prior written consent of the Manager on behalf of the Fund (which consent the Manager may withhold in its sole and absolute discretion) share any part of any fee received pursuant to this Agreement with any other person.

Section 3.3. The Placement Agent shall be responsible for any and all expenses incurred by it and its representatives and any and all compensation to its representatives, and Fund and the Manager shall have no liability with respect thereto.

Section 3.4. The Placement Agent shall promptly inform the Fund in writing if it is entitled to receive a payment of any kind or nature directly or indirectly from or on account of any Prospect (other than reimbursement for out-of-pocket expenses) and the amount of each such payment it receives. The Fund may reduce its fees to the Placement Agent by an amount equal to such payments (other than reimbursement for out-of-pocket expenses).

Article IV - Representations and Covenants

Section 4.1. Representations and Warranties by the Placement Agent. In connection with the Placement Agent's entering into this Agreement and performing its obligations hereunder, the Placement Agent hereby represents, warrants and covenants to the Fund that:

(a) the Placement Agent is registered and in good standing with the SEC as a broker-dealer under the Exchange Act and is a member of FINRA, and it and its representatives have all licenses, registrations and other permits necessary to provide the Services and perform their obligations hereunder. During the term of this Agreement, the Placement Agent shall comply with any requirements of federal and state laws and the rules and regulations thereunder with respect to the registration of the Placement Agent as a broker-dealer that are applicable to the Placement Agent's activities pursuant to this

Agreement. As of the date of this Agreement, the Placement Agent is registered as a broker-dealer in the following states: all 50 U.S. States, the District of Columbia and Puerto Rico. The Placement Agent will provide the Fund with prompt written notice of any additional jurisdictions in which it becomes registered as a broker-dealer and if it is no longer so registered with the SEC, FINRA, any state or any other jurisdiction;

(b) that, after its exercise of reasonable care in making factual inquiries, none of the Placement Agent or any Solicitor Covered Person (as defined below) is subject to any conviction, order, judgment, decree, suspension, expulsion, bar or other event that would either (X) make, with respect to the offer and sale of interests in the Fund, the exemption under Regulation D of the Securities Act to be unavailable pursuant to Rule 506(d)(1) under the Securities Act without giving effect to paragraph (2) thereof or (Y) require disclosure by the Fund or the Manager pursuant to Rule 506(e) under the Securities Act. "Covered Persons" means any representative of Placement Agent involved in performing any Services hereunder and (1) any general partner or managing member of the Placement Agent, (2) any director, executive officer or other officer (unless such "other officer" does not participate in providing the Services) of (i) the Placement Agent or (ii) the general partner or managing member of the Placement Agent, and (3) any person associated with the Placement Agent that has been or will be paid (directly or indirectly) remuneration for solicitation of Prospects in connection with the Services (each person in (1), (2), and (3), a "***Solicitor Covered Person***"). The Placement Agent also agrees to provide the Fund with documentation of such factual inquiries as the Manager may reasonably request with respect to the Placement Agent and its Solicitor Covered Persons;

(c) neither the Placement Agent nor any of its employees or representatives is a person: (1) subject to a SEC order issued under Section 203(f) of the Advisers Act or such other applicable Law, or (2) convicted within the previous 10 years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)–(D) of the Advisers Act, or (3) who has been found by the SEC to have engaged, or has been convicted of engaging, in any conduct specified in paragraph (1), (5) or (6) of Section 203(e) of the Advisers Act, or (4) is subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act;

(d) the Placement Agent's receipt of compensation under this Agreement shall not result in the Placement Agent participating in a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("***ERISA***");

(e) there is neither pending nor threatened any investigation, action, suit or proceeding before or by any court or other governmental, regulatory, or self-regulatory authority or other body relating to, or that may adversely affect, the Placement Agent, its business or any of its Representatives in a material way. The Placement Agent has not received any notice of an investigation relating to, or that may adversely affect, the Placement Agent, its business or any of its Representatives in a material way regarding its or his non-compliance with applicable Law;

(f) it is a "regulated person" (as defined in the Pay-to-Play Rule) and agrees to notify immediately the Fund in writing if it is no longer a "regulated person." The

Placement Agent agrees that if it is no longer a "regulated person," the Placement Agent shall not solicit any "governmental entity" (as defined in the Pay-to-Play Rule) regardless of whether that "governmental entity" is set forth on Schedule B, and the Fund shall no longer pay any fees to the Placement Agent with respect to any "governmental entity."

Section 4.2. The Placement Agent acknowledges that the Fund shall rely upon the initial and continued accuracy of the representations and warranties made by the Placement Agent in this Agreement. The Placement Agent shall promptly give written notice to the Fund of the occurrence of any event that is reasonably likely to affect the accuracy of the Placement Agent's representations and warranties or result in a breach of a covenant by the Placement Agent or if a breach of any of the foregoing occurs; provided, however, that such notice shall not relieve the Placement Agent from its obligations hereunder or prevent the Fund from seeking an appropriate remedy or terminating this Agreement. Without limiting the generality of the immediately preceding sentence, in the event that any of the Placement Agent's representations and warranties set forth in Sections 4.1 are no longer accurate, it will promptly advise the Fund of such fact and the Fund may terminate this Agreement as of the date immediately preceding the date of such breach. In addition to the foregoing, the Placement Agent shall, upon reasonable request by the Manager on behalf of the Fund, certify that the representations and warranties made by Solicitor in this Agreement remain accurate as of the date requested by the Manager.

Section 4.3. Representations and Warranties by the Fund.

(a) Neither the Fund, nor the Manager nor any of their officers or employees is (1) subject to a SEC order issued under Section 203(f) of the Advisers Act or such other applicable Law, or (2) convicted within the previous 10 years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)–(D) of the Advisers Act, or (3) been found by the SEC to have engaged, or has been convicted of engaging, in any conduct specified in paragraph (1), (5) or (6) of Section 203(e) of the Advisers Act, or (4) is subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act.

(b) There is neither pending nor threatened any investigation, action, suit or proceeding before or by any court or other governmental, regulatory, or self-regulatory authority or other body relating to, or that may adversely affect, the Fund or the Manager in a material way. Neither the Fund nor the Manager has received any notice of an investigation relating to its non-compliance with applicable Law that may adversely affect, the Fund or the Manager in a material way.

Article V - Ancillary Agreements

Section 5.1. Confidentiality.

(a) Prior to, during and after the Term, the Fund (acting through the Manager or otherwise) may disclose Confidential Information (as defined below) to the Placement Agent and its employees and representatives. Neither the Placement Agent or any of its employees or representatives shall have any rights to any Confidential Information. The disclosure of the Confidential Information to the Placement Agent and/or its employees

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and representatives does not give either the Placement Agent or any of its employees or representatives any license, interest or rights of any kind in or to the Confidential Information.

(b) The Placement Agent and its employees and representatives may use the Confidential Information solely for the benefit of the Fund, and then only during the Term. The Placement Agent shall hold, and shall cause its Representatives to hold, in confidence the Confidential Information. Except in the performance of Services hereunder, the Placement Agent shall not, and shall cause its employees or representatives not to, use, disclose, reproduce or otherwise distribute the Confidential Information or any information derived therefrom.

(c) The Placement Agent represents that neither the Placement Agent nor any of its employees or representatives performing the Services is presently under any contract or agreement with any party that would prevent the Placement Agent or such employee or representative from performing its duties under this Agreement, and that neither the Placement Agent nor any of its employees or representatives performing the Services is subject to or in breach of any agreement, including any agreements concerning confidential information owned by any other party.

(d) The Placement Agent's obligations with regard to the Confidential Information shall exist during the Term and for a period of five (5) years thereafter.

(e) The Placement Agent shall return to the Fund, upon the termination of this Agreement for any reason, or otherwise upon request by the Manager, the Confidential Information and all materials derived in whole or in part therefrom.

(f) "***Confidential Information***" means all information relating to the Fund, the Manager, the Fund's investment adviser, or any of their affiliates provided to the Placement Agent or its employees or representatives by or on behalf of the Fund, the Manager, or the Fund's investment adviser, whether provided during or outside of the Term orally, in writing, electronically or otherwise, or gathered by inspection or review by the Placement Agent and regardless of whether specifically identified as "confidential," together with all notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by, or at the direction of the Placement Agent or its Representatives. In furtherance of and not in limitation to the foregoing, Confidential Information shall specifically include the Memorandum, information concerning existing and proposed investment products and strategies, financial results and information regarding business conditions, sales, assets under management, sales methods, sales proposals, planning data, marketing strategies, identities of clients and prospective clients, information relating to personnel matters, identity of key personnel in the employ of the Manager or the Fund's investment adviser, their affiliates or clients, and trade secrets. Furthermore, this Agreement, the relationship between the Fund and the Placement Agent and the fact that the Fund has furnished Confidential Information to the Placement Agent shall also be treated as Confidential Information. "Confidential Information" shall not include information that (i) is or becomes available to the public or within the public domain (other than as a result of a disclosure by the Placement Agent or any of its

employees or representatives in violation of this Agreement) or (ii) is or becomes available to the Placement Agent from a source other than the Fund, the Manager, or the Fund's investment adviser, which the Placement Agent reasonably concludes, after due inquiry, is not prohibited from disclosing the information to the Placement Agent by an obligation of confidence to such party. Any Confidential Information provided to the Placement Agent by an employee or representative of a party will be deemed for purposes of this Agreement to have been provided by such party.

Section 5.2. Indemnification. The Placement Agent hereby agrees to indemnify and hold harmless the Fund and its Manager (and each of their respective directors, managers, managing members, officers, agents, employees and representatives) against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by such parties, in connection with or arising or resulting from any breach by the Placement Agent of its representations, covenants or obligations under this Agreement or applicable Law. The Fund hereby agrees to indemnify and hold harmless the Placement Agent (and its directors, managers, managing members, officers, agents, employees and representatives) against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by such parties, in connection with or arising or resulting from any breach by the Fund of its representations, covenants or obligations under this Agreement or applicable Law.

Article VI - Miscellaneous

Section 6.1. Relationship of the Parties; Independent Contractor Status. This Agreement does not give rise to a partnership, agency or other relationship between the parties and shall not be interpreted as doing so for any purpose whatsoever. The Placement Agent shall carry on all its activities under the terms of this Agreement as an independent contractor and not as an agent for or employee of the Fund or the Manager. The Placement Agent shall not have any authority to bind the Fund, the Manager or the Fund's investment adviser, and shall not act in a manner that would lead any person or entity to understand that it has such authority.

Section 6.2. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties and supersedes all prior understanding or agreements concerning the subject matter hereof. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

Section 6.3. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 6.4. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York applicable to contracts made and to be performed entirely therein, and the parties hereto consent to the non-exclusive jurisdictions of the New York courts.

Section 6.5. Binding Effect. Except as limited by other sections of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.6. Headings. The headings in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or the intent of any provision hereof.

Section 6.7. Assignment. Neither party shall assign its rights, or delegate its duties, hereunder without the prior written consent of the other.

Section 6.8. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original, and all of which together shall constitute one and the same document. Facsimile and electronic signatures may execute this Agreement.

Section 6.9. Use of Speech. All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

Section 6.10. Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be waiver of any future such right or any other right arising under this Agreement.

Section 6.11. Warranties. Each party shall remain solely responsible for its compliance with applicable Law and shall rely exclusively upon its own determination, or that of its legal advisors, that the performance by it of its obligations hereunder and the receipt by it of consideration hereunder comply with applicable Law. Neither party shall have any responsibility for determining the other party's compliance with applicable Law.

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WE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

NATIONAL SECURITIES CORPORATION

By: ______________________________
Name: John A Koenigsberg
Title: Managing Director, Operations

Insight Dharma, LLC

By: Alternative Insight LLC
Its: Manager

By: ______________________________
Name: Michael Singer
Title: Managing Member

ActiveUS 172429501v.2

Schedule A

Schedule of Fees and Compensation

The fees and compensation payable to the Placement Agent in accordance with this Agreement are as set forth below. Capitalized terms used in this Schedule A and not otherwise defined herein or in the Agreement shall have the meaning set forth in the Fund's Memorandum and Limited Liability Company Agreement.

Placement Fee:

With respect to each Prospect who is admitted to the Fund as a member of the Fund (each, a "***Prospect Member***") the Placement Agent shall receive a placement fee from each such Prospect equal to a 8.0% of the aggregate fully funded capital contribution(s) of such Prospect to the Fund (the "***Placement Fee***"); provided, that such amount may be waived or reduced by the Placement Agent with respect to any Prospect Member in the Placement Agent's sole discretion.]

Incentive Allocation:

The Fund shall allocate to the Placement Agent a portion of the Fund's Carry (defined in the Fund's Operating Agreement, Section 6.01(b)(ii)) equivalent to 10 points of the total 15 point Carry with respect to each Prospect Member sourced by a financial professional associated with the Placement Agent.